Investors Bancorp, Inc. Announces Cash Dividend

SHORT HILLS, N.J., Sept. 28, 2012 /PRNewswire/ -- Investors Bancorp, Inc. (NASDAQ: ISBC) ("Company"), the holding company for Investors Bank ("Bank"), announced today that the Company's Board of Directors has declared its first quarterly cash dividend of $0.05 per share to stockholders of record as of October 15, 2012. This is the Company's first dividend since completing its initial public stock offering in October 2005. The majority of the outstanding stock of the Company is owned by Investors Bancorp MHC, a mutual holding company, which will receive the dividend payment along with the public shareholders on November 1, 2012.

Kevin Cummings, President and CEO of Investors Bancorp, commented, "I am pleased to announce the Board's decision to initiate a Dividend Program for the Company's shareholders. This is a significant milestone for our Company and provides another tool, in addition to our organic growth, stock repurchases and acquisition strategy, to enhance shareholder value and prepare us for our future transition to a fully public company."

At June 30, 2012, Investors Bancorp, Inc., the holding company for Investors Bank, had $11.4 billion in assets and operated from its corporate headquarters in Short Hills, New Jersey and eighty-seven branch offices located throughout northern and central New Jersey and New York.

Forward Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT: Domenick Cama, ISBC, +1-973-924-5105, dcama@myinvestorsbank.com